EXHIBIT 99.1

HUTTIG NAMES DAVID L. FLEISHER

VICE PRESIDENT – CHIEF FINANCIAL OFFICER

ST. LOUIS, MO, May 23, 2005 – Huttig Building Products, Inc. (NYSE: HBP) today named David L. Fleisher as Vice President – Chief Financial Officer. He is assuming overall financial and General Counsel responsibilities, announced Michael A. Lupo, President and CEO of Huttig.

Mr. Fleisher, who is a CPA, was most recently Vice President, General Counsel, and Corporate Secretary of MEMC Electronic Materials, Inc. (NYSE: WFR) of St. Peters, MO, a $1 billion supplier of wafers to semiconductor device manufacturers. Mr. Fleisher, 43, joined MEMC in 1996 and was responsible for overseeing MEMC’s legal function, including corporate governance and compliance, securities, corporate finance, litigation, mergers, acquisitions and joint ventures.

Mr. Fleisher succeeds Thomas S. McHugh as Vice President and CFO. Mr. McHugh has resigned to pursue other interests and will work with Mr. Fleisher through a transition period.

“David has great corporate, financial, legal and M&A experience, and we look forward to his contribution to Huttig,” said Mr. Lupo. “At the same time, we thank Tom for his five years of service to the Company and his many accomplishments.” For the near term, Mr. Lupo will assume primary responsibility for investor relations with research analysts and institutional investors.

Prior to MEMC, Mr. Fleisher was an associate with two large law firms based in St. Louis and held a senior accountant position with KPMG. Mr. Fleisher received his Bachelor of Science in Accounting from Indiana University and his law degree from the University of Michigan School of Law. He is a member of the Missouri and American Bar Associations.

About Huttig

Huttig Building Products, Inc., currently in its 120th year of business, is one of the largest domestic distributors of millwork, building materials and wood products used principally in new residential construction and in home improvement, remodeling and repair work. Huttig distributes its products through 46 distribution centers serving 47 states. The Company’s wholesale distribution centers sell principally to building materials dealers, national buying groups, home centers and industrial users, including makers of manufactured homes.

Contact: Nancy Ahillen, Manager - Investor Relations, 314-216-2600, or Steven Anreder or Gary Fishman, Anreder & Company, 212-532-3232.